                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                            SpectraLink Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  847580 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  (12/31/2001)
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d(c)
    [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                               Page 1 of 10 Pages

CUSIP No. 847580 10 7                 13G                    Page 2 of 10 Pages

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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       The Hill Partnership III, L.P.
       Tax ID#84-1113656
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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, USA
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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-*
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-*
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

*    See Exhibit A.

CUSIP No. 847580 10 7                 13G                    Page 3 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Hill Carman Ventures, L.P.
       84-1113399
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-*
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-*
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

*    See Exhibit A.

CUSIP No. 847580 10 7                 13G                    Page 4 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Carl D. Carman
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            112,663
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-*
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             112,663
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-*
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       112,663*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       less than 1.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

*    See Exhibit A.

CUSIP No. 847580 10 7                 13G                    Page 5 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       John G. Hill
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            21,024
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-*
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             21,024
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-*
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,024*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        less than 1.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

*    See Exhibit A.

Schedule 13G                                                 Page 6 of 10 Pages

Item 1.     (a)   Name of Issuer:  Spectralink Corporation

            (b)   Address of Issuer's Principal Executive Offices:
                  1650 38th Street, Suite 202E
                  Boulder, CO 80301

Item 2.     (a)   Name of Person Filing:  The Hill Partnership III, L.P., on its
                  own behalf and on behalf of its general  partner,  Hill Carman
                  Ventures,  L.P.,  and John G.  Hill and  Carl D.  Carman,  the
                  general partners of HIll Carman Ventures,  L.P. (see Exhibit A and Joint Filing Agreement attached hereto as Exhibit B).

            (b)   Address of Principal Business Office:
                  885 Arapahoe Avenue
                  Boulder, CO 80302

            (c)   Citizenship: USA

            (d)   Title of Class of Securities:  Common Stock

            (e)   CUSIP Number:  847580 10 7

Item 3.     If this statement  is filed  pursuant to Sections 240.13d-1(b), or
            240.13d-2(b) or (c), check whether the person filing is a:  N/A

            (a)   Amount Beneficially Owned:
                    The Hill Partnership III, L.P.:      -0-
                    Hill Carman Ventures, L.P.:          -0-
                    Carl D. Carman:                    112,663
                    John G. Hill:                       21,024

            (b)   Percent of Class:
                    The Hill Partnership III, L.P.:       -0-%
                    Hill Carman Ventures, L.P.:           -0-%
                    Carl D. Carman:                 less than 1.0%
                    John G. Hill:                   less than 1.0%

            (c)   Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote:
                         Carl D. Carman:                 112,663
                         John G. Hill:                    21,024

Schedule 13G                                                 Page 7 of 10 Pages

                  (ii)  shared power to vote or to direct the vote:    -0-

                 (iii)  sole power to dispose or to direct the disposition of:
                         Carl D. Carman:                 112,663
                         John G. Hill:                    21,024

                  (iv)  shared power to dispose or to direct the
                        disposition of:    -0-

Item 5.     Ownership of Five Percent or Less of a Class:  N/A

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
               N/A

Item 7.     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:  N/A

Item 8.     Identification and Classification of Members of the Group:
            See Exhibit A attached hereto.

Item 9.     Notice of Dissolution of Group:  N/A

Schedule 13G                                                 Page 8 of 10 Pages

Item 10.    Certification:  N/A

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 5, 2002

                                     THE HILL PARTNERSHIP III, L.P.

                                     By  Hill Carman Ventures, L.P.,
                                         General Partner

                                     By: /s/ John G. Hill
                                        ------------------------------------
                                         John G. Hill, General Partner

Schedule 13G                                                Page 9 of 10 Pages

                                   EXHIBIT A

Item 8.     Identification and Classification of Members of the Group:

The Hill Partnership III, L.P., a Delaware  limited  partnership,  was dissolved effective December 31, 2001. The shares of SpectraLink  Corporation common stock which were held of record by The Hill  Partnership  III, and were the subject of the prior year's filing,  were disposed of in 2001. This is the final filing for
The Hill Partnership III.

Hill,  Carman Ventures,  L.P., a Delaware limited  partnership,  was the general partner  of The Hill  Partnership  III.  Hill,  Carman  Ventures  was  dissolved effective  December 31, 2001. As of December 31, 2001, Hill, Carman Ventures did
not hold any shares of SpectraLink  Corporation  stock. This is the final filing for Hill, Carman Ventures.

John G. Hill was a general partner of Hill, Carman Ventures.  As of December 31,
2001,  Mr.  Hill has no control  nor  affiliate  relationship  with  SpectraLink
Corporation. This is the final filing for Mr. Hill.

Carl D.  Carman was a general  partner  of Hill,  Carman  Ventures,  and he is a
Director of  SpectraLink  Corporation.  Mr. Carman is considered an affiliate of
SpectraLink  Corporation because of his Director position, and may be subject to future filing requirements.

Each of the  other  reporting  persons  on  whose  behalf  this  filing  is made disclaims  beneficial ownership of the shares held of record by Messrs. Hill and
Carman.

Schedule 13G                                                 Page 10 of 10 Pages

                                    EXHIBIT B

                             JOINT FILING AGREEMENT

     Each of the  undersigned  hereby  agrees and consents to the  execution and joint  filing on its or his behalf by The Hill  Partnership  III,  L.P.  of this
Schedule 13G  regarding  beneficial  ownership  of Common  Stock of  SpectraLink
Corporation as of December 31, 2001.

     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the
5th day of February, 2002.

                                       THE HILL PARTNERSHIP III, L.P.

                                       By  Hill Carman Ventures, L.P.,
                                           General Partner

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       Hill Carman Ventures, L.P.

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       /s/ Carl D. Carman
                                       ------------------------------------
                                       Carl D. Carman

                                       /s/ John G. Hill
                                       ------------------------------------
                                       John G. Hill